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                                                                    Exhibit 99.1
[SUMMIT TECHNOLOGY LETTERHEAD APPEARS HERE]

                                                NEWS RELEASE
                                                For more information contact:
                                                Kate Burnham
                                                Summit Technology, Inc.
                                                (781) 672-0518
                                                email: kate.burnham@sum-tech.com

                                                FOR IMMEDIATE RELEASE

       SUMMIT TECHNOLOGY TO ACQUIRE AUTONOMOUS TECHNOLOGIES CORPORATION

Waltham, MA, October 1, 1998--Summit Technology, Inc. (NASDAQ:BEAM) announced today it has entered into a definitive agreement with Orlando, FL-based Autonomous Technologies (NASDAQ:ATCI) to acquire all of Autonomous' outstanding shares for cash and stock valued at approximately $86.6 million, based on yesterday's closing price. The actual value of the transaction will not be determinable until closing. Summit said that CIBA Vision Group Management, a subsidiary of Novartis and an approximately 15% shareholder in Autonomous, has agreed to vote in favor of the transaction, which the companies said they hope to complete by early 1999. As part of this transaction, Summit has agreed, pending closing, to lend Autonomous up to $5 million on a revolving credit line basis, not to exceed $1.5 million per month. The amount of cash consideration in the merger will be reduced by one half the amount borrowed under this line at the time of closing.

Autonomous Technologies Corporation will continue as a separate operating unit under the direction of Randy Frey, currently Chairman and Chief Executive Officer of Autonomous. Frey will report to Robert J. Palmisano, Chief Executive Officer of Summit Technology.

"This combination reflects our commitment to be the leading provider of products and services to the refractive surgeon and strengthens our competitive position as we seek to regain leadership in the fast-growing business of laser vision correction," stated Palmisano. Laser vision correction procedures are predicted to total more than 400,000 in the US this year and to double over the next two years, but Palmisano noted that a very large number of the approximately 35 million vision-impaired Americans who are currently candidates for laser vision correction remains untreated.

Presently, the FDA has approved only two laser manufacturers to commercially market laser vision correction systems in the US. Both presently offer basically broad-beam technology, which delivers excellent clinical outcomes. Procedure volume growth has been driven in large measure by positive word-of-mouth from satisfied patients treated on these devices. As a result of this transaction, Summit will be the only manufacturer to


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offer practitioners two options, the recognized Apex Plus system, whose emphasis disc technology delivers outstanding clinical results and demonstrated performance, and the Autonomous LADARVision system whose small spot scanning and high performance eye tracking eliminates errors caused by patient eye movement and offers the promise of highly customized ablations.

"We believe Autonomous Technogies' system advances the state-of-the-art, a view corroborated by outstanding clinical results. The Autonomous' LADARVision System integrates narrow-beam shaping with high-speed tracking, which offers the potential for superior patient outcomes. The future of laser vision correction must encompass customized corneal ablation for each individual patient's eye and the Autonomous technology platform coupled with the highly advanced eye measurement technology currently in development will provide the market a powerful technology for the future," Palmisano noted.

Randy Frey, chairman and chief executive officer of Autonomous commented, "We are excited about merging with Summit. Summit was the first company to have a laser system approved by the U.S. FDA for laser vision correction and has an installed base of approximately 200 lasers with an outstanding service organization. The combination of Summit and Autonomous will make for a powerful team in the laser vision correction business offering the Summit Apex Plus system and the Autonomous LADARVision System. I look forward to joining the talented management team at Summit."

The transaction will be dilutive to analysts' estimates in 1999, but will accelerate the company's growth prospects in the future.

Hambrecht & Quist LLC advised Summit Technology on this transaction.

Summit Technology is a leading developer, manufacturer and marketer of ophthalmic laser systems designed to correct common vision disorders such as nearsightedness, farsightedness and astigmatism. In 1995, Summit was the first excimer laser company to receive FDA approval for its Apex excimer laser system for the correction of mild to moderate myopia in the US. In addition, through its wholly owned subsidiary, Lens Express, Summit sells contact lenses and related products.

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statement and factors affecting future operations results, please refer to Summit's annual report or Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended June 30, 1998.

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